Exhibit 99

                              BETA Oil & Gas, Inc.

                           901 Dove Street, Suite 230
                     Newport Beach, CA 92660 (949) 752-5212
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Beta Oil & Gas,  Inc.  Announces  Letter of Intent to Purchase Red River Energy,
LLC

FOR IMMEDIATE RELEASE - October 14, 1999

Newport Beach, California October 14, 1999 - Beta Oil & Gas, Inc. (NASDAQ: BETA) announced today that it has a signed Letter of Intent to purchase Red River Energy, LLC. of Tulsa, Oklahoma, a private oil and natural gas company. The purchase price will be paid by the assumption of approximately $7.6 million existing debt and the issuance of approximately 2.25 million shares of Beta common stock. The purchase is subject to final due diligence, completion of a definitive acquisition agreement and approval by Beta shareholders.

The assets of Red River Energy LLC consist of four components: 1) a 97.4% working interest (80% net revenue interest) in a 30,160 acre unit which is currently producing approximately 3.65 MMBTU/d and 120 Bopd from 22 active wells in the Hunton Limestone formation in Central Oklahoma; 2) an 85% working interest (68% net revenue interest) in 7,500 acres which are currently producing 960 MMBTU/d from 45 wells in the Atoka and Gilcrease formations in Eastern Oklahoma; 3) a gas gathering system consisting of 40 miles of pipeline which is currently transporting approximately 1650 MMBTU/d in Eastern Oklahoma; and 4) a 46 well coal bed methane project also located in Eastern Oklahoma which is currently under development and producing approximately 600 MMBTU/d. Excluding the coal bed methane project, the properties being acquired contain estimated proved producing recoverable reserves totaling approximately 22.5 billion cubic feet of natural gas and 504,000 barrels of oil having a net present value discounted at 10% of approximately $23.5 million. Red River and Beta believe the coal bed methane and Hunton project acreage have substantial upside potential. Red River Energy, LLC is the operator of all its properties.

Beta Oil and Gas, Inc. is an independent energy company engaged in the exploration for and the acquisition and development of oil and gas properties using advanced seismic technology. For more information please contact Steve Antry or Steve Fischer at (949) 752-5212.

Forward Looking Statement: The statements in this report regarding projected production performance and expected drilling and development activities are "forward-looking statements" within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report and other reports filed with the Securities and Exchange Commission. Such factors include, among others, uncertainties inherent in reserve estimations and production rates, especially for estimates of undeveloped reserves, operational risks inherent in oil and gas operations with corresponding exposure to delays, significant cost overruns, and mechanical problems, the highly competitive nature of activity offshore with corresponding shortages of equipment and personnel, and the uncertain cost and pricing environment in the oil and gas industry. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned. It is estimated that a meeting of Beta shareholders to approve the acquisition will be held in late 1999. There can be no assurance that the transaction will be completed on the terms summarized above. Filings made by Beta Oil & Gas, Inc. with the Securities and Exchange Commission are available through the EDGAR database at www.sec.gov.